UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 3, 2013

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

OGE Energy Corp. (the "Company") is the parent company of Oklahoma Gas and Electric Company ("OG&E"), a regulated electric utility with approximately 801,000 customers in Oklahoma and western Arkansas. In addition, OGE holds a 28.5 percent limited partner interest and a 50 percent general partner interest in Enable Midstream Partners, LP.

On August 2, 2013, OG&E filed an application at the Oklahoma Corporation Commission (“Commission”) seeking to make minor modifications to three previous Commission orders. The purpose of the application was to address the timing of certain requirements contained in those orders. The Company's application proposed to address these issues in OG&E's next general rate case thus avoiding the cost associated with a rate case filing now and benefiting customers by deferring the recovery of certain costs identified in the previous orders. On September 3, 2013, the Public Utility Division Staff of the Commission (“PUD Staff”) filed a motion to dismiss OG&E's application. PUD Staff argued that the Commission lacks jurisdiction to provide OG&E's requested relief and that the previous orders incorporated settlement agreements that should not be disturbed without the consent of all the parties to the settlement. PUD Staff requested that the Commission dismiss OG&E's application and issue an order requiring OG&E to file a rate case for the 2012 test year. OG&E believes that the Commission's rules allow for the requested modifications to the previous orders and will oppose the PUD Staff's motion to dismiss. The Company expects that the Commission will issue a decision regarding the motion to dismiss prior to November 1, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

September 5, 2013